EXHIBIT 10.2

June 10, 2005

John Hohener

Chief Financial Officer

Biolase Technology, Inc.

981 Calle Amanecer

San Clemente, CA 92673

Re:	Extension of Credit Agreement dated May 14, 2003, as amended, and executed by Biolase Technology, Inc. (“Borrower”) and Bank of the West (“Bank”) (the “Credit Agreement”)

Dear Mr. Hohener:

This letter will confirm that the expiration date of the Line of Credit facility evidenced by the above referenced Credit Agreement is extended to September 30, 2005. All other terms and conditions of the Credit Agreement will remain unchanged.

Neither this extension nor any subsequent discussions or negotiations between the Bank and Borrower shall be construed as any commitment by the Bank to further extend the maturity date provided for herein.

The undersigned acknowledges the extension of the Credit Agreement(s) on the above stated terms and, in consideration thereof, represents and warrants to the Bank that:

1.	Each and all of the representations and warranties contained in the Credit Agreement(s) are true and correct as if made as of the date of this letter.

2.	No event has occurred and is continuing or would result from this Amendment which constitutes an Event of Default (as defined in the Credit Agreement(s)) under the Credit Agreement(s), or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

After acknowledging below, please return this letter to the undersigned.

Sincerely,

/s/ Robert Thomas
Robert Thomas
Vice President

Biolase Technology, Inc.

By:	/s/ John W. Hohener
Title:	CFO